For Immediate Release

February 4, 2014

Springleaf Holdings, Inc. Announces Record Date and Meeting Date for 2014 Annual Meeting of Stockholders

EVANSVILLE, Indiana – Springleaf Holdings, Inc. (NYSE: LEAF) (the “Company” or “Springleaf”), today announced that its 2014 Annual Meeting of Stockholders will be held in Evansville, Indiana, on Wednesday, May 28, 2014, at 10:30 AM, local time.  The Company fixed April 1, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company’s proxy statement for the 2014 Annual Meeting by submitting their proposals to the Company. The Company has set February 25, 2014 as the deadline for receipt of such proposals and, accordingly, they must be received by the Company on or prior to February 25, 2014, at the Company’s principal executive offices at 601 N.W. Second Street, Evansville, Indiana  47708, and be directed to the attention of the Corporate Secretary. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement for the 2014 Annual Meeting.

For proposals made outside of Rule 14a-8, under the Company’s Amended and Restated Bylaws (the “Bylaws”), stockholders may also present a proposal or director nomination at the 2014 Annual Meeting if advance written notice is timely given to the Secretary of the Company, at the Company’s principal executive office, in accordance with the Company’s Bylaws. To be timely, notice by a stockholder of any proposal or nomination must be provided not later than the close of business on February 14, 2014. The Company’s Bylaws specify requirements relating to the content of the notice that stockholders must provide. A copy of the Company’s Bylaws was filed as Exhibit 3.2 to the Company’s Form 10-Q for the quarterly period ended September 30, 2013, which was filed with the Securities and Exchange Commission on November 12, 2013.

About Springleaf Holdings, Inc.

Springleaf is a leading consumer finance company providing loan products to customers through its nationwide branch network and through its internet lending division. The company has a nearly 100-year track record of high quality origination, underwriting and servicing of personal loans, primarily to nonprime consumers. The company operates one of the largest consumer finance branch networks in the United States, serving its customers through more than 830 branches in 26 states. For more information, visit www.springleaffinancial.com/about-us.

CONTACT:

Springleaf Holdings, Inc.

Craig Streem, SVP, Investor Relations, 812-468-5752